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                                                                   EXHIBIT 23(C)

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) of Proffitt's, Inc. pertaining to the proposed merger with G. R. Herberger's, Inc. and to the incorporation by reference therein of our report dated March 3, 1994 (with respect to the consolidated statements of earnings, shareholders' equity, and cash flows of Younkers, Inc. for the year ended January 29, 1994, not separately presented), appearing in the Annual Report (Form 10-K) of Proffitt's, Inc. for the year ended February 3, 1996, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Des Moines, Iowa
November 27, 1996

      ERNEST & YOUNG LLP IS A MEMBER OF ERNST & YOUNG INTERNATIONAL, LTD.